UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2016
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PROVIDENCE AND WORCESTER RAILROAD COMPANY
(Exact name of registrant as specified in its charter)
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Rhode Island
(State or other jurisdiction of incorporation)

0-16704	05-0344399
(Commission File Number)	(IRS Employer Identification Number)
75 Hammond Street, Worcester, Massachusetts 01610
 (Address of principal executive offices)
(508) 755-4000
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.  Other Events
On August 15, 2016, Providence and Worcester Railroad Company (the "Company") issued a press release announcing the Company had entered into a definitive agreement with Genesee & Wyoming Inc. ("G&W"), whereby G&W will acquire the Company for approximately $126 million in cash.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Additional Information and Where to Find It
The Company intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the proposed transaction.  The Company's investors and security holders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Company and the proposed transaction.  The proxy statement and other relevant materials (when they become available), and any and all documents filed by the Company with the SEC may be obtained free of charge at the SEC's website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed by the Company with the SEC by directing a written request to Charles D. Rennick, Secretary and General Counsel, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610.
Participant Information
The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's security holders in connection with the transaction.  Information about the executive officers and directors of the Company is set forth in the proxy statement for the Company's 2016 Annual Meeting of Shareholders, which was filed with the SEC on March 21, 2016, and the Company's Annual Report on Form 10-K for the year ended December 31, 2015.  Investors may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction when it becomes available.
Item 9.01.  Financial Statements and Exhibits
(c)   Exhibits
Exhibit No. Exhibit
99.1    Press Release dated August 15, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDENCE AND WORCESTER RAILROAD
COMPANY

By: /s/ Charles D. Rennick
Charles D. Rennick
Secretary and General Counsel
Date:  August 15, 2016